UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

March 5, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 5 and 6, 2008, PDL BioPharma, Inc. (the “Company” or “we”) provided notice to a total of 127 employees that their employment position would be eliminated in connection with the Company’s previously announced restructuring and workforce reduction and that their employment with the Company would terminate in 60 days.  In connection with this restructuring, we also expect to reduce our workforce by eliminating approximately 115 additional employment positions over the course of the next 12 months as we transition to a more streamlined biotechnology company.

On March 10, 2008, we eliminated the employment positions of 12 employees who supported our marketing and sale of our IV Busulfex product, the rights to which we sold to Otsuka Pharmaceutical Co., Ltd.  On March 10, 2008, we also eliminated the employment positions of 90 employees who supported our marketing and sale of our Cardene® and Retavase® products and ularitide development product (the “Cardiovascular Assets”), the rights to which we sold to EKR Therapeutics, Inc. (“EKR”), each of whom accepted offers of employment with EKR.  We previously provided notice to an additional 66 employees who supported the Cardiovascular Assets that their employment position would be eliminated in connection with the Company’s sale of the Cardiovascular Assets to EKR and that their employment with the Company would terminate on April 7, 2008, the 60th day after we provided notice of the elimination of their position.

At this time, we are unable to make a good faith determination of an estimate of the amount or range of amounts of the charge that will result in future cash expenditures as a result of the restructuring and workforce reductions referred to above.  We will amend this current report on Form 8-K after we make a determination of such an estimate or range of estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 11, 2008

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer